Investor/Media Contacts

Thomas W. Schneider – President, CEO

James A. Dowd – Executive Vice President, COO, CFO

Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Grows Third Quarter 2017

Net Income by 10.6%

Year-To-Date Net Income Improves $330,000, or 14.4%, Above Prior Year

Strong Loan and Deposit Growth and Stable Asset Quality Metrics

Continue to Drive Improved Performance

Oswego, N.Y. — October 27, 2017 — Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced third quarter 2017 net income available to common shareholders of $907,000, compared to $820,000 for the third quarter of 2016. Earnings per diluted share of $0.22 for the third quarter of 2017 increased by 10.0% compared to $0.20 per diluted share for third quarter 2016. Third quarter 2017 revenue (net interest income and total noninterest income) of $7.0 million increased $751,000, or 12.0%, compared to $6.3 million for third quarter 2016. Nine-month net income available to common shareholders was $2.6 million, up 14.4% from $2.3 million for 2016. Diluted earnings per share for the first nine months of 2017 was $0.63, an increase of $0.08, or 14.5%, compared to $0.55 per diluted share in 2016.

2017 Third Quarter and Nine-Month Performance Highlights

•	Total interest-earning assets at September 30, 2017 were $828.4 million, an increase of $154.2 million, or 22.9%, over $674.2 million at the end of third quarter 2016
•	Total loans of $566.5 million at September 30, 2017 increased by $93.1 million, or 19.7%, from $473.4 million on September 30, 2016
•	Total deposits of $716.4 million at September 30, 2017 were up $161.3 million, or 29.1%, compared to $555.1 million on September 30, 2016
•	Total revenue for the first nine months of 2017 was $20.1 million, an increase of $2.0 million or 11.0%, compared to total revenue of $18.1 million for the same period in 2016
•

Asset quality metrics remained stable and continued to be strong.  Although the annualized ratio of net loan charge-offs to average loans increased to 0.21% for the third quarter of 2017, as compared to 0.08% in the same quarter of 2016, the ratio of nonperforming loans to total loans was 0.86% at September 30, 2017, compared to 0.98% and 0.82% at December 31, 2016 and September 30, 2016, respectively

•	Third quarter 2017 net interest income improved to $6.0 million, an increase of $704,000, or 13.3%, from $5.3 million for the prior year third quarter

“Strong double-digit growth within our primary banking activities was the driver for another highly successful quarter for the Company,” said Thomas W. Schneider, President and Chief Executive Officer. “Total revenue growth of 12.0%, compared to the prior year third quarter, outpaced operating expense growth of 10.0%, providing improved operating leverage and resulted in strong earnings improvement for the quarter.  The average balance of interest-earning assets grew by $130.5 million, or 20.2%, from third quarter 2016 reflecting lending growth across all portfolios, and this growth drove a more than 20% increase in our total interest income. We continued to have considerable success attracting core (non-time) deposit accounts, which increased 22.3% to an average balance of $461.5 million for the three months ended September 30, 2017 as compared to $377.5 million for the same three month period in 2016.  This increase in core deposits provided a substantial amount of cost-effective funding for the Company’s asset growth over the preceding nine-month period. We are pleased that our asset quality metrics remain very favorable in light of the significant loan portfolio growth we have realized.  This stability in asset quality metrics is a reflection of the quality and consistency of the Bank’s loan underwriting processes. While we continue to invest in the staffing and systems necessary to support the Bank’s pace of growth, we believe that we’re appropriately managing expense levels in relation to revenue and earning-asset expansion. Our continued growth demonstrates the effectiveness of our Central New York brand as well as the solid competitive position we enjoy in our markets. We remain well-positioned to continue this performance into 2018.”

Income Statement

Third quarter 2017 net interest income increased $704,000, or 13.3%, to $6.0 million compared to $5.3 million for the third quarter of 2016.  The improvement was due to the $1.3 million, or 20.5%, increase in interest income. This improvement principally resulted from an increase of $94.3 million, or 20.3%, in average loans compared to the prior year quarter, as well as a $37.4 million increase in average investment securities combined with a 37 basis point improvement in the yield on the securities portfolio. The increase in interest income was partially offset by higher interest expense which increased $578,000 to $1.5 million, primarily because of an increase in both the average balances of, and the interest rates paid on, borrowings, time deposits and core deposit accounts.

Net interest income for the first nine months 2017 increased $1.9 million, or 12.9%, to $17.1 million compared to $15.1 million for the comparable period of 2016. Interest and dividend income for the nine months ended September 30, 2017 was $21.5 million, an increase of $3.7 million, or 20.5%, compared to $17.8 million for the same period in 2016. The increase was primarily a result of average loan growth of $88.8 million, or 19.9%, compared to the prior year period. Interest expense of $4.4 million for 2017 increased by $1.7 million, or 63.4%, from $2.7 million in the prior year period. The increase was primarily because of a $24.5 million increase in the average balance of, and a 118 basis point increase in the rate paid on borrowings. Additionally, interest expense was elevated by growth of $28.9 million in the average balance of time deposits and an additional $57.0 million of growth in MMDA deposits coupled with 25 and 10 basis point increases in the interest rates paid on those deposits, respectively. The net interest margin for the three months and nine months ended September 30, 2017, was 3.10% and 3.00%, respectively, compared to 3.28% and 3.21% for the respective periods of 2016. The lower net interest margin for third quarter 2017 was primarily a result of a 21 basis point increase in funding cost that was related to the above-described increase in the average balance of, and interest rate paid on, borrowings and time deposits. Average interest-earning assets increased by $130.5 million compared to the prior year quarter, driven primarily by growth in average loans of $94.3 million and a $37.4 million increase in average investment securities. Interest-bearing liabilities increased by $128.5 million, primarily due to a $54.3 million increase in average MMDA account balances, and an increase of $36.7 million in average time deposits. The decline in the net interest margin for the first nine months of 2017 was primarily a result of a 22 basis point increase in funding costs.  These funding cost increases resulted from a 118 basis point increase in the rate paid on borrowings along with a $24.5 million increase in their average balance, and a 25 basis point increase in the rate paid on time deposits coupled with a $28.9 million increase in the average balance of these deposits.

The third quarter 2017 provision for loan losses was $420,000, an increase of $98,000 from $322,000 for the prior year quarter. The provision for the three month period primarily reflects the continued significant growth in the Bank’s commercial and other lending portfolios, and is indicative of stable asset quality metrics for the reporting periods. The provision for the first nine months of 2017 was $1.2 million compared with a provision of $682,000 for 2016, and is reflective of the continued significant growth in the Bank’s commercial and other lending portfolios as well as some modest changes to the overall loan portfolio’s composition, requiring the application of increased loan loss factors to the overall portfolio.

Third quarter 2017 noninterest income of $1.0 million increased $47,000 compared to $963,000 for the prior year third quarter. The increase in current year noninterest income was due primarily to a $104,000 increase in net gains on sales and redemptions of investment securities, partially offset by a $48,000 reduction in income from other charges, commissions and fees. Noninterest income for the nine months ended September 30, 2017 was $3.0 million, an increase of $46,000 in comparison to the prior year period.

Total noninterest expense for third quarter 2017 was $5.3 million, an increase of $480,000, or 10.0%, in comparison to $4.8 million for the prior year quarter. The higher noninterest expense was principally driven by an increase of $272,000 in salary and employee benefit expenditures, as well as a $65,000 increase in other expenses compared to the prior year quarter. Noninterest expense for the nine-month period of 2017 was $15.3 million compared with $14.3 million for the prior year period. The higher noninterest expense was due largely to salary and benefit expenses which increased by $603,000, and an increase in building occupancy cost of $192,000.

Balance Sheet at September 30, 2017

Total assets at third quarter-end were $874.6 million, an increase of $157.5 million, or 22.0%, from $717.1 million on September 30, 2016. This increase was primarily driven by higher loan and investment securities balances. Total loans of $566.5 million grew $74.3 million from December 31, 2016 primarily due to increases of $42.6 million in commercial loans, $21.4 million in purchased consumer loans secured by liens on automobiles, and $7.6 million in residential mortgage loans. The securities portfolio was $205.8 million at quarter-end reflecting the acquisition of relatively short-term, investment-grade collateral matching the strong inflow of municipal deposits which typically occurs in the first and third quarters of each calendar year.

Total deposits at September 30, 2017 were $716.4 million, an increase of $105.4 million, or 17.3%, from $611.0 million on December 31, 2016. The increase was driven by increases in retail, municipal and business deposits of $83.9 million, $9.7 million and $9.7 million, respectively.  Retail deposit growth was affected by $37.6 million in large customer deposits during September 2017 that are expected to be transitory in nature and are anticipated to remain with the Company for an indefinite but relatively short period of time.

Shareholders’ equity was $61.9 million on September 30, 2017, compared with $57.9 million on December 31, 2016, reflecting an increase in retained earnings and a reduction in accumulated other comprehensive loss on the Bank’s securities portfolios and retirement plans.

Asset Quality

The Bank’s asset quality metrics remained consistent with recent reporting periods and continue to compare favorably to broad industry and peer group averages. The annualized net loan charge-offs to average loans ratio, of 0.21% for third quarter 2017, was up 13 basis points from 0.08% for third quarter 2016, and down 10 basis points from 0.31% in second quarter 2017. Nonperforming loans to total loans were 0.86% at September 30, 2017, up 4 basis points compared to 0.82% at the end of third quarter 2016. The allowance for loan losses to non-performing loans for third quarter 2017 was 136.83%, compared with 157.52% on September 30, 2016. The Bank’s solid asset quality metrics continue to reflect its economically stable service area, along with the Bank’s robust loan servicing and collection capabilities, and consistent underwriting procedures.

Cash Dividend Declared

The Company announced, on September 29, 2017, that its Board of Directors had declared a cash dividend of $0.055 per common share, payable to shareholders of record as of October 13, 2017 on November 3, 2017. The implied dividend yield is 1.45%, based on the closing price of the Company’s common stock of $15.22 on October 26, 2017. The quarterly cash dividend of $0.055, equates to a dividend payout ratio of 25.0%.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder

Bancorp, Inc, (NASDAQ SmallCap Market; symbol: PBHC). The Bank has nine full service offices located in its market areas consisting of Oswego and Onondaga County. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC.  At September 30, 2017, there were 4,279,700 shares of common stock issued and outstanding. The Company's common stock trades on the NASDAQ market under the symbol "PBHC." At September 30, 2017, the Company and subsidiaries had total consolidated assets of $874.6 million, total deposits of $716.4 million and shareholders' equity of $61.9 million.

Forward-Looking Statement

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2017	2016	2017	2016
Condensed Income Statement
Interest and dividend income	$7,533	$6,251	$21,487	$17,829
Interest expense	1,530	952	4,406	2,697
Net interest income	6,003	5,299	17,081	15,132
Provision for loan losses	420	322	1,232	682
	5,583	4,977	15,849	14,450
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	900	953	2,765	2,778
Net gains on sales of securities, loans and foreclosed real estate	110	10	271	212
Noninterest expense	5,282	4,802	15,305	14,283
Income before income taxes	1,311	1,138	3,580	3,157
Provision for income taxes	386	322	869	820

Net Income	$925	$816	$2,711	$2,337
Net income (loss) attributable to noncontrolling interest	$18	$(4)	$84	$24
Net income attributable to Pathfinder Bancorp, Inc.	$907	$820	$2,627	$2,313

Preferred stock dividends	-	-	-	16
Net income available to common shareholders	$907	$820	$2,627	$2,297

	For the Periods Ending
	September 30,	December 31,	September 30,
	2017	2016	2016
Selected Balance Sheet Data
Assets	$874,604	$749,034	$717,130
Earning assets	828,422	707,448	674,220
Total loans	566,496	492,147	473,423
Deposits	716,427	610,983	555,125
Borrowed funds	74,796	58,947	82,100
Allowance for loan losses	6,628	6,247	6,126
Subordinated loans	15,051	15,025	15,016
Pathfinder Bancorp, Inc. Shareholders' equity	61,904	57,929	58,844

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.21%	0.09%	0.08%
Allowance for loan losses to period end loans	1.17%	1.27%	1.29%
Allowance for loan losses to nonperforming loans	136.83%	129.85%	157.52%
Nonperforming loans to period end loans	0.86%	0.98%	0.82%
Nonperforming assets to total assets	0.63%	0.72%	0.63%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except share and per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2017	2016	2017	2016
Key Earnings Ratios
Return on average assets	0.44%	0.49%	0.44%	0.46%
Return on average common equity**	5.81%	5.45%	5.75%	5.01%
Return on average equity	5.81%	5.45%	5.75%	5.01%
Net interest margin	3.10%	3.28%	3.00%	3.21%

Share and Per Share Data
Basic weighted average shares outstanding*	4,090,492	4,094,237	4,072,139	4,127,719
Basic earnings per share*	$0.22	$0.20	$0.65	$0.56
Diluted weighted average shares outstanding*	4,198,429	4,179,956	4,178,338	4,210,587
Diluted earnings per share*	$0.22	$0.20	$0.63	$0.55
Cash dividends per share	$0.055	$0.05	$0.1575	$0.15
Book value per common share at September 30, 2017 and 2016			14.46	13.91
Tangible book value per common share at September 30, 2017 and 2016			13.36	12.79

* Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends.

Weighted average shares outstanding do not include unallocated ESOP shares.

** Common Equity includes the book value of the Company’s common shares, retained earnings and additional paid-in capital.  This amount is equal to the Company’s total equity minus the book value of preferred stock outstanding.

The above information is preliminary and based on the Company's data available at the time of presentation.